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                        AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT (this "Amendment") to the Employment Agreement (the "Agreement"), dated as of November 30, 2000, between Health Fitness Corporation (the "Company") and Jerry Noyce ("Executive"), is made and entered into between the Company and Executive as of December 1, 2006.

     WHEREAS, the Company and Executive have agreed that Executive shall become the Vice Chairman of the Company; and

     WHEREAS, the Company and Executive with to amend the Agreement accordingly.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is specifically acknowledged by the parties, the Company and Executive agree as follows:

1. Paragraph 1.01 of the Agreement shall be amended by deleting the term "Chief Executive Officer" and replacing it with the term "Vice Chairman."

2. Paragraph 2.01 of the Agreement shall be amended by deleting the phrase "President and Chief Executive Officer" and replacing it with the term "Vice Chairman."

3. Paragraph 2.02(a) of the Agreement shall be amended by deleting it in its entirety and replacing it with the following:

     "(a) Executive agrees, during his employment, to devote his full time and best efforts to the business of HFC, and Executive's duties and responsibilities shall be subject to determination by HFC's Board of Directors."

4. With respect to Paragraphs 3.01(h) and 3.02(c) of the Agreement, the Company and Executive agree and acknowledge that, as Executive shall not be the Chief Executive Officer of the Company as a result of this Amendment, the provisions of those Paragraphs relating to Executive's ability to resign from his employment and terminate the Agreement upon a Change of Control and his receipt of separation pay in connection therewith shall no longer be applicable and shall be deemed deleted from the Agreement.

5.   This Amendment shall be effective on January 1, 2007.

6. Except as expressly amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect.

7. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on behalf of each as of the date first above written.

                                        HEALTH FITNESS CORPORATION


                                        By: /s/ Mark Sheffert
                                            ------------------------------------
                                        Name: Mark W. Sheffert
                                        Title: Chairman of the Board


                                        /s/ Jerry Noyce
                                        ----------------------------------------
                                        JERRY V. NOYCE


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